SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series, Riverside Frontier Markets Fund (the “Fund”)

This Agreement is made effective as of the 24 day of February, 2014 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Fund.

WHEREAS, the Fund wishes to sell to ALPS, and ALPS wishes to purchase from the Fund, shares of beneficial interest of each class of shares of the Fund in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, ALPS is delivering to the Fund payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

/s/ Jeremy O. May
By:	Jeremy O. May
Its:	President

ALPS SERIES TRUST, on behalf of the Fund

/s/ JoEllen L. Legg
By:	JoEllen L. Legg
Its:	Secretary

Appendix A

Investor Class Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Riverside Frontier Markets Fund	1	$10.00	$10

Institutional Class Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Riverside Frontier Markets Fund	1	$10.00	$10